Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197440

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2.625% Convertible Senior Notes Due 2023	$300,000,000(1)	100%(2)	$300,000,000(2)	$30,210.00
Common Stock, par value $0.01 per share	—(3)	—	—	—(4)

(1)
Equals the aggregate principal amount of the 2.625% Convertible Senior Notes due 2023 (the “notes”) being offered hereunder, including $25,000,000 in aggregate principal amount of notes that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Represents an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes, subject to adjustment in accordance with the terms of the notes and the indenture governing the notes. Also includes, pursuant to Rule 416 under the Securities Act, such number of shares as may be issued as a result of stock splits, stock dividends and similar transactions.

(4)
No additional consideration will be received for the shares of common stock issuable upon conversion of the notes registered hereby. Therefore, pursuant to Rule 457(i) under the Securities Act, no registration fee is required to be paid in connection with the common stock registered hereby.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197440

Prospectus supplement (To prospectus dated July 15, 2014)
OASIS PETROLEUM INC.
$275,000,000
2.625% Convertible Senior Notes due 2023
Interest payable March 15 and September 15
We are offering $275,000,000 principal amount of our 2.625% Convertible Senior Notes due 2023. The notes will bear interest at a rate of 2.625% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. The notes will mature on September 15, 2023.
Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.
The conversion rate will initially be 76.3650 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or a notice of redemption, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or redemption in certain circumstances.
We may not redeem the notes prior to September 15, 2020. On or after September 15, 2020, we may redeem for cash all or part of the notes, if the last reported sale price per share of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which we provide the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the notes on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption on or after September 15, 2020.” No sinking fund is provided for the notes.
If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.
The notes will be guaranteed on a senior unsecured basis by all our existing material subsidiaries on the issue date of the notes. The guarantees will be general senior unsecured obligations of the subsidiary guarantors and will rank senior in right of payment to any of their future indebtedness that is expressly subordinated to the guarantees; equal in right of payment to any of our indebtedness that is not so subordinated; and effectively junior in right of payment to all existing and future secured indebtedness of such subsidiary guarantor (including any indebtedness under the Credit Agreement (as defined below)), to the extent of the assets of such subsidiary guarantor constituting collateral securing that indebtedness.
We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “OAS.” The last reported sale price of our common stock on The New York Stock Exchange on September 13, 2016 was $9.70 per share.
Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$1,000.00	$275,000,000
Underwriting discounts and commissions	$26.25	$7,218,750
Proceeds, before expenses, to us	$973.75	$267,781,250

(1) Plus accrued interest, if any, from September 19, 2016.
We have granted the underwriters the right to purchase, exercisable within a 30‑day period, up to an additional $25,000,000 principal amount of notes, solely to cover over-allotments.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about September 19, 2016.

Joint Book-Running Managers
RBC Capital Markets Sole Structuring Advisor	Citigroup

Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Co-Managers
BB&T Capital Markets	BBVA	BOK Financial Securities, Inc.	Capital One Securities	CIBC Capital Markets
Citizens Capital Markets, Inc.	Comerica Securities	Credit Suisse	Evercore ISI	Heikkinen Energy Advisors
IBERIA Capital Partners L.L.C.	ING	Johnson Rice & Company L.L.C.	Tudor, Pickering, Holt & Co.	US Bancorp
September 14, 2016

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities, or soliciting an offer to purchase these securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related issuer free writing prospectus, or any document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” “Oasis Petroleum” and the “Company” refer to Oasis Petroleum Inc. and its subsidiaries and the term “Oasis” refers to Oasis Petroleum Inc. The term “subsidiary guarantor” refers to a guarantor of the notes.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 001- 34776) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.
Our filings are also available to the public through the SEC’s website at www.sec.gov.
We also make available free of charge on our Internet website at http://www.oasispetroleum.com/ all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 25, 2016;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on March 24, 2016;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016 as filed with the SEC on May 10, 2016 and for the quarter ended June 30, 2016 as filed with the SEC on August 9, 2016; and

•
our Current Reports on Form 8-K as filed with the SEC on January 28, 2016, February 2, 2016, May 10, 2016 and July 29, 2016 (in each case, excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

These reports contain important information about us, our financial condition and our results of operations.

S-ii

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of the offering of securities under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Oasis Petroleum Inc.
Attention: Investor Relations
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Phone: (281) 404-9600
Fax: (281) 404-9702

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, the factors discussed below and detailed under Item 1A. “Risk Factors” in our 2015 Annual Report could affect our actual results and cause our actual results to differ materially from expectations, estimates, or assumptions expressed in, forecasted in, or implied in such forward-looking statements.
Forward-looking statements may include statements about:

•	results of our concurrent tender offers for our Senior Notes;

•	our business strategy;

•	estimated future net reserves and present value thereof;

•	timing and amount of future production of oil and natural gas;

•	drilling and completion of wells;

•	estimated inventory of wells remaining to be drilled and completed;

•	costs of exploiting and developing our properties and conducting other operations;

•	availability of drilling, completion and production equipment and materials;

•	availability of qualified personnel;

•	owning and operating a well services company;

•	owning, operating and developing a midstream company;

•	infrastructure for salt water disposal;

•	gathering, transportation and marketing of oil and natural gas, both in the Williston Basin and other regions in the United States;

•	property acquisitions;

•	integration and benefits of property acquisitions or the effects of such acquisitions on our cash position and levels of indebtedness;

•	the amount, nature and timing of capital expenditures;

•	availability and terms of capital;

•	our financial strategy, budget, projections, execution of business plan and operating results;

•	cash flows and liquidity;

•	oil and natural gas realized prices;

•	general economic conditions;

•	operating environment, including inclement weather conditions;

S-iv

•	effectiveness of risk management activities;

•	competition in the oil and natural gas industry;

•	counterparty credit risk;

•	environmental liabilities;

•	governmental regulation and the taxation of the oil and natural gas industry;

•	developments in oil-producing and natural gas-producing countries;

•	technology;

•	uncertainty regarding future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.
All forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein. We disclaim any obligation to update or revise these statements unless required by securities law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Some of the key factors which could cause actual results to vary from our expectations include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business, as well as those factors discussed below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-v

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the notes in this offering. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and beginning on page 5 of the accompanying prospectus, and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in the notes in this offering.
Overview
We are an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the North Dakota and Montana regions of the Williston Basin. As of December 31, 2015, we have accumulated 484,745 net leasehold acres in the Williston Basin, of which approximately 91% is held by production. We are currently exploiting significant resource potential from the Bakken and Three Forks formations, which are present across a substantial portion of our acreage. We believe the location, size and concentration of our acreage create an opportunity for us to achieve cost, recovery and production efficiencies through the development of our project inventory. Our management team has a proven track record in identifying, acquiring and executing large, repeatable development drilling programs, which we refer to as “resource conversion” opportunities, and has substantial Williston Basin experience. We have built our Williston Basin assets primarily through acquisitions and development activities.
In addition to our exploration and production segment, we have a well services business segment and a midstream services business segment. Our well services business segment performs services for the oil and natural gas wells operated by our exploration and production segment. Revenues for the well services segment are derived from providing well services, product sales and equipment rentals. Our midstream services business segment owns and operates salt water gathering pipelines, salt water disposal wells, fresh water distribution pipelines and natural gas gathering pipelines, and performs salt water gathering and disposal and other midstream services for our oil and natural gas wells operated by our exploration and production segment. Revenues for the midstream segment are primarily derived from salt water pipeline transport, salt water disposal and fresh water sales.
Corporate Information
Our principal executive offices are located at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, and our telephone number at that address is (281) 404-9500. Our website is located at http://www.oasispetroleum.com. However, the information on our website is not part of this prospectus supplement, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and in the documents incorporated herein by reference when making a decision as to whether to buy the notes in this offering.
Recent Developments
Credit Agreement Amendment
On August 8, 2016, we entered into the sixth amendment to our Credit Agreement (the “Sixth Amendment”), which provides us with more flexibility in raising new capital and refinancing our existing Senior Notes. The Sixth Amendment did not change our current borrowing base and aggregate elected commitment of $1,150.0 million.
Concurrent Tender Offers
Concurrently with this notes offering, we are conducting cash tender offers (the “Tender Offers”), for up to $275.0 million in aggregate purchase price, excluding accrued interest, (the “Maximum Tender Cap”) of our outstanding 7.25% Senior Notes due 2019 (the “2019 Notes”), 6.5% Senior Notes due 2021 (the “2021 Notes”), 6.875% Senior Notes due 2022

(the “2022 Notes”) and 6.875% Senior Notes due 2023 (the “2023 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2022 Notes, the “Senior Notes”). The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on October 11, 2016 (the “Expiration Date”), subject to our right to extend the offers.
The offer for the 2019 Notes is being made on a fixed-price basis, and holders who tender (and do not withdraw) their 2019 Notes prior to 5:00 p.m., New York City time, on September 26, 2016, will be eligible to receive a purchase price of $1,016.25 per $1,000 principal amount, plus accrued and unpaid interest to the purchase date. The purchase price for any 2019 Notes tendered after such time but prior to the Expiration Date will decline by $30. The offer for the 2021 Notes, the 2022 Notes and the 2023 Notes is being conducted on a modified “Dutch auction” basis, and the maximum aggregate amount payable for these notes is equal to the Maximum Tender Cap less the aggregate amount paid for the 2019 Notes in the fixed-price tender offer.
The Tender Offers are being made pursuant to the Offer to Purchase issued in connection with the Tender Offers, and this prospectus is not an offer to purchase any of the Senior Notes. We intend to finance the purchase of the Senior Notes in the Tender Offers with the net proceeds from this offering and borrowings under our Credit Agreement, if needed. The closing of the Tender Offers is conditioned on, among other things, the completion of this offering on terms satisfactory to us. We are permitted, among other things, to increase the Maximum Tender Cap and otherwise to amend or terminate the Tender Offers, and there is no assurance that the Tender Offers will be consummated in accordance with their terms, or at all. We may redeem or repurchase any Senior Notes that are not tendered pursuant to the Tender Offers. RBC Capital Markets, LLC is the sole dealer manager for the Tender Offers. Please read “Use of Proceeds” and “Underwriting” in this prospectus supplement.

THE OFFERING

Issuer	Oasis Petroleum Inc., a Delaware corporation.

Securities	$275,000,000 principal amount of 2.625% Convertible Senior Notes due 2023 (plus up to an additional $25,000,000 principal amount, solely to cover over-allotments).

Maturity	September 15, 2023, unless earlier repurchased, redeemed or converted.

Interest
2.625% per year. Interest will accrue from September 19, 2016 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights
Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 15, 2023 only under the following circumstances:
• during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;
• during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or
• upon the occurrence of specified corporate events described under “Description of Notes—Conversion rights—Conversion upon specified corporate events.”
On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
The conversion rate for the notes is initially 76.3650 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock), subject to adjustment as described in this prospectus supplement.
Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein). See “Description of Notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date or a notice of redemption, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or redemption in certain circumstances as described under “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption.”
You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Optional redemption
We may not redeem the notes prior to September 15, 2020. On or after September 15, 2020, we may redeem for cash all or part of the notes, if the last reported sale price per share of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which we provide the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the notes on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described below in “Description of Notes—Optional Redemption on or after September 15, 2020.” No sinking fund is provided for the notes.

Fundamental change
If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking
The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to any of our indebtedness that is not so subordinated, including our Senior Notes;
• effectively junior in right of payment to any of our secured indebtedness (including any indebtedness under the Credit Agreement) to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.
As of June 30, 2016, our total consolidated indebtedness was approximately $2.2 billion, of which $35 million was secured indebtedness under our Credit Agreement and the remainder was unsecured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option, and not reflecting application of the net proceeds as set forth under “Use of Proceeds” in this prospectus supplement, nor any additional borrowings under our Credit Agreement related to the Tender Offers or any repurchases of our Senior Notes), our total consolidated indebtedness would have been $2.4 billion.

Guarantees
The notes will be guaranteed initially by all of our material subsidiaries. In the future, other subsidiaries that guarantee our Senior Notes or other debt securities will also be required to guarantee the notes. See “Description of Notes—The Subsidiary Guarantees.”

The guarantees will be general senior unsecured obligations of the subsidiary guarantors and will rank:

• senior in right of payment to any of their future indebtedness that is expressly subordinated to the guarantees;
• equal in right of payment to any of their indebtedness that is not so subordinated, including the guarantees of our Senior Notes; and
• effectively junior in right of payment to all existing and future secured indebtedness of such subsidiary guarantor (including any indebtedness under the Credit Agreement), to the extent of the value of the assets of such subsidiary guarantor constituting collateral securing that indebtedness.
As of June 30, 2016, our subsidiary guarantors had no indebtedness other than the guarantees of our Senior Notes and $35 million of secured indebtedness under our Credit Agreement.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds
The proceeds from this offering will be approximately $267.5 million (or $291.9 million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering, together with borrowings under our Credit Agreement, if needed, to fund the purchase of Senior Notes in the Tender Offers. This offering is not contingent upon the closing of the Tender Offers. To the extent that the Tender Offers are not completed, we may use a portion of the net proceeds from this offering for general corporate purposes, which may include redemptions or repurchases of the Senior Notes. Please read “—Recent Developments—Concurrent Tender Offers” and “Use of Proceeds” in this prospectus supplement.

If the underwriters exercise their over-allotment option, we expect to use the net proceeds from the sale of the additional notes for general corporate purposes, which may include redemptions or repurchases of the Senior Notes

RBC Capital Markets, LLC is the sole dealer manager for the Tender Offers. Please read “Use of Proceeds,” and “Underwriting” in this prospectus supplement.

Book-entry form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of public market for the notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences
For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material United States Federal Income Tax Considerations.”

New York Stock Exchange symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “OAS.”

Trustee, paying agent and conversion agent	U.S. Bank National Association.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
We derived the following summary historical financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013, from our audited financial statements, which are incorporated by reference into this prospectus supplement and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” included in our 2015 Form 10-K, which is incorporated by reference herein. The summary historical balance sheet data as of December 31, 2013 has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 but is not included or incorporated by reference in this prospectus supplement. The financial data for the six months ended June 30, 2016 and 2015, respectively, and as of June 30, 2016 was derived from our unaudited condensed consolidated financial statements included in our Second Quarter 2016 Form 10-Q, which is incorporated by reference into this prospectus supplement. The Consolidated Balance Sheet data as of June 30, 2015 was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is not included or incorporated by reference in this prospectus supplement. The following summary historical financial data should be read in conjunction with Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part I, Item 1, “Financial Statements” of our Second Quarter 2016 Form 10-Q.

	Six Months Ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013(1)
	(In thousands, except per share data)
Statement of operations data:
Revenues:
Oil and gas revenues	$276,652	$387,969	$721,672	$1,304,004	$1,084,412
Well services and midstream revenues	32,711	22,464	68,063	86,224	57,587
Total revenues	309,363	410,433	789,735	1,390,228	1,141,999
Operating expenses:
Lease operating expenses	62,587	76,886	144,481	169,600	94,634
Well services and midstream operating expenses	13,264	9,347	28,031	50,252	30,713
Marketing, transportation and gathering expenses	15,043	14,848	31,610	29,133	25,924
Production taxes	25,120	37,239	69,584	127,648	100,537
Depreciation, depletion and amortization	244,937	237,696	485,322	412,334	307,055
Exploration expenses	703	1,925	2,369	3,064	2,260
Rig termination(2)	—	3,895	3,895	—	—
Impairment(3)	3,585	24,837	46,109	47,238	1,168
General and administrative expenses	46,242	44,832	92,498	92,306	75,310
Total operating expenses	411,481	451,505	903,899	931,575	637,601
Gain (loss) on sale of properties	(1,311)	—	—	186,999	—
Operating income (loss)	(103,429)	(41,072)	(114,164)	645,652	504,398
Other income (expense):
Net gain (loss) on derivative instruments	(76,471)	7,648	210,376	327,011	(35,432)
Interest expense, net of capitalized interest	(73,718)	(76,189)	(149,648)	(158,390)	(107,165)
Gain on extinguishment of debt	18,658	—	—	—	—
Other income (expense)	447	121	(2,935)	195	1,216
Total other income (expense)	(131,084)	(68,420)	57,793	168,816	(141,381)
Income (loss) before income taxes	(234,513)	(109,492)	(56,371)	814,468	363,017
Income tax benefit (expense)	80,127	38,221	16,123	(307,591)	(135,058)
Net income (loss)	$(154,386)	$(71,271)	$(40,248)	$506,877	$227,959
Earnings (loss) per share:
Basic	$(0.91)	$(0.58)	$(0.31)	$5.09	$2.45
Diluted	$(0.91)	$(0.58)	$(0.31)	$5.05	$2.44

(1)
Our statement of operations data for the year ended December 31, 2013 does not include the effects of our 2013 acquisitions for the full twelve months of 2013. We acquired such interests on September 26, 2013 and October 1, 2013. See Note 6 to our audited consolidated financial statements in our 2015 Form 10-K.

(2)	During the year ended December 31, 2015, we elected to early terminate certain drilling rig contracts and recorded a rig termination expense of $3.9 million.

(3)
For the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, impairment includes $1.2 million, $9.4 million and $40.0 million, respectively, related to our proved properties. See Note 4 to our unaudited consolidated financial statements in our quarterly report on From 10-Q for the six months ended June 30, 2016 and Note 3 to our audited consolidated financial statements in our 2015 Form 10-K.

	At Six Months Ended June 30,		At December 31,
	2016	2015	2015	2014	2013
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$6,475	$13,684	$9,730	$45,811	$91,901
Net property, plant and equipment	5,186,734	5,356,657	5,218,242	5,186,786	4,079,750
Total assets(1)	5,435,539	5,783,932	5,649,375	5,909,076	4,678,041
Long-term debt(1)	2,127,361	2,355,000	2,302,584	2,670,664	2,501,687
Total stockholders’ equity	2,360,355	2,276,932	2,319,342	1,872,301	1,348,549

(1)
Prior to 2015, we presented deferred financing costs related to our senior unsecured notes in other assets on our Consolidated Balance Sheet. Upon the adoption of new accounting guidance in 2015, such costs are presented as a deduction from the carrying value of long-term debt. As of June 30, 2016 and December 31, 2015, deferred financing costs related to our senior unsecured notes totaling $31.0 million and $35.4 million, respectively, were included in long-term debt on our Consolidated Balance Sheet. Prior periods have been adjusted retrospectively to reflect the period-specific effects of applying the new guidance. Reclassified amounts total $29.3 million and $33.9 million for the years ended December 31, 2014 and 2013, respectively.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(In thousands)
Other financial data:
Net cash provided by operating activities	$91,401	$229,886	$359,815	$872,516	$697,856
Net cash used in investing activities	(115,413)	(374,500)	(479,148)	(1,077,452)	(2,445,076)
Net cash provided by financing activities	20,757	112,487	83,252	158,846	1,625,674

Non-GAAP Financial Measure
We define Adjusted EBITDA as earnings before interest expense, income taxes, DD&A, exploration expenses and other similar non-cash or non-recurring charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. Management believes that the presentation of Adjusted EBITDA provides useful additional information to investors and analysts for assessing our results of operations and our ability to incur and service debt and to fund capital expenditures.

The following table presents reconciliations of the GAAP financial measures of net income (loss) and net cash provided by operating activities to the non-GAAP financial measure of Adjusted EBITDA for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(In thousands)
Net income (loss)	$(154,386)	$(71,271)	$(40,248)	$506,877	$227,959
Gain (loss) on sale of properties	1,311	—	—	(186,999)	—
Gain on extinguishment of debt	(18,658)	—	—	—	—
Net (gain) loss on derivative instruments	76,471	(7,648)	(210,376)	(327,011)	35,432
Derivative settlements(1)	103,790	213,336	370,410	6,774	(8,133)
Interest expense, net of capitalized interest	73,718	76,189	149,648	158,390	107,165
Depreciation, depletion and amortization	244,937	237,696	485,322	412,334	307,055
Impairment	3,585	24,837	46,109	47,238	1,168
Exploration expenses	703	1,925	2,369	3,064	2,260
Rig termination	—	3,895	3,895	—	—
Stock-based compensation expenses	12,979	13,663	25,272	21,302	11,982
Income tax (benefit) expense	(80,127)	(38,221)	(16,123)	307,591	135,058
Other non-cash adjustments	723	(101)	3,956	3,284	1,910
Adjusted EBITDA	$265,046	$454,300	$820,234	$952,844	$821,856

Net cash provided by operating activities	$91,401	$229,886	$359,815	$872,516	$697,856
Derivative settlements(1)	103,790	213,336	370,410	6,774	(8,133)
Interest expense, net of capitalized interest	73,718	76,189	149,648	158,390	107,165
Exploration expenses	703	1,925	2,369	3,064	2,260
Rig termination	—	3,895	3,895	—	—
Deferred financing costs amortization and other	(6,552)	(5,059)	(12,299)	(11,028)	(4,248)
Current tax (benefit) expense	—	—	(9)	134	475
Changes in working capital	1,263	(65,771)	(57,551)	(80,290)	24,571
Other non-cash adjustments	723	(101)	3,956	3,284	1,910
Adjusted EBITDA	$265,046	$454,300	$820,234	$952,844	$821,856

(1)
Cash settlements represent the cumulative gains and losses on our derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

SUMMARY RESERVE, PRODUCTION AND OPERATING DATA
Oil and Gas Reserves
The table below summarizes our estimated net proved reserves and related PV-10 at December 31, 2015, 2014 and 2013 based on reports prepared by DeGolyer and MacNaughton, our independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated 100% of the reserves and discounted values at December 31, 2015, 2014 and 2013 in accordance with the rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities. Our estimated net proved reserves and related future net revenues, PV-10 and Standardized Measure do not include probable or possible reserves and were determined using the preceding twelve months’ unweighted arithmetic average of the first-day-of-the-month index prices for oil and natural gas, which were held constant throughout the life of the properties. The unweighted arithmetic average first-day-of-the-month prices for the prior twelve months were $50.16/Bbl for oil and $2.63/MMBtu for natural gas, $95.28/Bbl for oil and $4.35/MMBtu for natural gas and $96.96/Bbl for oil and $3.66/MMBtu for natural gas for the years ended December 31, 2015, 2014 and 2013, respectively. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The information in the following table does not give any effect to or reflect our commodity derivatives. Future operating costs, production taxes and capital costs were based on current costs as of each year-end.

	At December 31,
	2015	2014	2013
Reserves Data:
Estimated proved reserves:
Oil (MMBbls)	184.9	235.4	198.6
Natural gas (Bcf)	199.8	220.1	176.0
Total estimated proved reserves (MMBoe)	218.2	272.1	227.9
Percent oil	85%	87%	87%
Estimated proved developed reserves:
Oil (MMBbls)	127.4	127.3	106.8
Natural gas (Bcf)	120.8	114.0	92.2
Total estimated proved developed reserves (MMBoe)	147.6	146.3	122.1
Percent proved developed	68%	54%	54%
Estimated proved undeveloped reserves:
Oil (MMBbls)	57.5	108.1	91.8
Natural gas (Bcf)	79.0	106.1	83.8
Total estimated proved undeveloped reserves (MMBoe)	70.7	125.7	105.8
PV-10 (in millions)(1)	$2,022.7	$5,481.4	$5,486.9
Standardized Measure (in millions)(2)	$1,914.3	$3,981.7	$3,727.6

(1)
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable financial measure under accounting principles generally accepted in the United States of America (“GAAP”), because it does not include the effect of income taxes on discounted future net cash flows. Neither PV-10 nor Standardized Measure represents an estimate of the fair market value of our oil and natural gas reserves. The oil and gas industry uses PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

(2)
Standardized Measure represents the present value of estimated future net cash flows from proved oil and natural gas reserves, less estimated future development, production, plugging and abandonment costs and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows.

The following table provides a reconciliation of PV-10 to the Standardized Measure of discounted future net cash flows at December 31, 2015, 2014 and 2013:

	At December 31,
	2015	2014	2013
	(In millions)
PV-10	$2,022.7	$5,481.4	$5,486.9
Present value of future income taxes discounted at 10%	108.4	1,499.7	1,759.3
Standardized Measure of discounted future net cash flows	$1,914.3	$3,981.7	$3,727.6
Oil and Gas Production, Realized Prices and Production Costs
The following table sets forth information regarding our oil and natural gas production, realized prices and production costs for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(In thousands)
Net production volumes:
Oil (MBbls)	7,617	8,030	16,091	14,883	11,133
Natural gas (MMcf)	8,802	6,502	14,002	10,691	7,450
Oil equivalents (MBoe)	9,084	9,114	18,424	16,664	12,375
Average daily production (Boe per day)	49,911	50,353	50,477	45,656	33,904
Average sales prices:
Oil, without derivative settlements (per Bbl)(1)	$34.67	$46.37	$43.04	$82.73	$92.34
Oil, with derivative settlements (per Bbl)(1)(2)	48.30	72.94	66.06	83.19	91.61
Natural gas (per Mcf)(3)	1.43	2.40	2.08	6.81	6.78
Costs and expenses (per Boe of production):
Lease operating expenses	$6.89	$8.44	$7.84	$10.18	$7.65
Marketing, transportation and gathering expenses	1.66	1.63	1.72	1.75	2.09
Production taxes	2.77	4.09	3.78	7.66	8.12
Depreciation, depletion and amortization	26.96	26.08	26.34	24.74	24.81
General and administrative expenses	5.09	4.92	5.02	5.54	6.09

(1)	For the year ended December 31, 2013, average sales prices for oil is calculated using total oil revenues, excluding bulk oil sales of $5.8 million, divided by oil production.

(2)
Realized prices include gains or losses on cash settlements for our commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes. Cash settlements represent the cumulative gains and losses on our derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

(3)	Natural gas prices include the value for natural gas and natural gas liquids.

RISK FACTORS
An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our 2015 Form 10‑K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other filings we may make from time to time with the SEC, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the notes, and you could lose all or part of your investment.
Risks Related to the Notes
Payment of principal and interest on the notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt and structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes.
The notes are not secured. Therefore, the notes will be effectively subordinated to claims of our secured creditors, and the subsidiary guarantees will be effectively subordinated to the claims of the secured creditors of our subsidiary guarantors. As of June 30, 2016, we and our subsidiary guarantors had $35 million of indebtedness under our Credit Agreement and $14.2 million of outstanding issued letters of credit under our Credit Agreement. Holders of our secured obligations, including obligations under the Credit Agreement, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. For more information on our Credit Agreement, please read “Description of Other Indebtedness.” In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Although all of our material subsidiaries will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be structurally subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.
Our level of indebtedness may increase and reduce our financial flexibility.
As of June 30, 2016, we had $35 million of outstanding borrowings and had $14.2 million of outstanding letters of credit under our Credit Agreement, approximately $1.1 billion available for future secured borrowings under our Credit Agreement and approximately $2.1 billion of Senior Notes outstanding. In the future, we may incur significant indebtedness in order to make future acquisitions or to develop our properties.
Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•
a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings; and

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.
A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. If oil and natural gas prices remain at their current level for an extended period of time or continue to decline, we may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, and borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.
In addition, our bank borrowing base is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.
Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which could jeopardize our ability to pay the notes.
Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and maintain the financial tests and ratios required by the agreements governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our Credit Agreement from time to time and will not be required to obtain the consent of the holders of the notes to do so.
Our debt agreements contain prepayment and acceleration rights at the election of the holders or lenders, as applicable, upon a covenant default or change in control, which rights, if exercised, could constitute an event of default under the notes. In addition, certain lenders under our Credit Agreement are also counterparties under our hedge agreements, which contain provisions whereby the lender group may declare a default under certain circumstances that could constitute an event of default under the Credit Agreement. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.
Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.
We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.
Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.
The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.
We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.
Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our current and future indebtedness, including our Senior Notes and our Credit Agreement. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.
The contingent conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.
In the event the contingent conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.
In May 2008, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. APB 14‑1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470‑20, Debt with Conversion and Other Options, which we refer to as ASC 470‑20. Under ASC 470‑20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470‑20 on the accounting for the notes is that the equity component is required to be included in the additional paid‑in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470‑20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.
In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.
Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to the common stock to the extent our conversion obligation includes shares of our common stock.
Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The contingent conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.
Prior to the close of business on the business day immediately preceding March 15, 2023, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.
Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.
Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.
Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 20 trading day observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.
If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date; provided, that for any notes converted after the close of business on the regular record date immediately preceding the maturity date, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.
The notes are not protected by restrictive covenants.
The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption” and “Description of Notes—Consolidation, Merger and Sale of Assets.”
The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or notice of redemption may not adequately compensate you for any lost value of your notes as a result of such event.
If a make-whole fundamental change occurs prior to the maturity date or we give a notice of redemption of the notes, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or notice of redemption. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or notice of redemption occurs, as the case may be, and a specified stock price determined in connection with such transaction, as described below under “Description of Notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or notice of redemption may not adequately compensate you for any lost value of your notes as a result of such event. In addition, if the price of our common stock in the transaction is greater than $65.00 per share or less than $9.70 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 103.0927 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion rights—Conversion rate adjustments.”
Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
We cannot assure you that an active trading market will develop for the notes.
Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.
Federal and state fraudulent transfer laws may permit a court to void any of the subsidiary guarantees, subordinate claims in respect of any of the subsidiary guarantees and require holders to return payments received and, if that occurs, you may not receive any payments on the notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of any guarantees of the notes, as set forth under the heading “Description of Notes—The Subsidiary Guarantees.” Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, any subsidiary guarantees could be voided as a fraudulent transfer or conveyance if (1) any of the subsidiary guarantors incurred the subsidiary guarantees with the intent of hindering, delaying or defrauding creditors or (2) any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for incurring the subsidiary guarantees and, in the case of (2) only, at least one of the following was also true at the time thereof:

•	any of the subsidiary guarantors were insolvent on the date of the incurrence of the subsidiary guarantees or rendered insolvent by reason of the incurrence of the subsidiary guarantees;

•	the incurrence of the subsidiary guarantees left any of the subsidiary guarantors with an unreasonably small amount of capital to carry on their business; or

•	any of the subsidiary guarantors intended to, or believed that such subsidiary guarantor would, incur debts beyond such subsidiary guarantor’s ability to pay such debts as they mature.
We cannot be certain as to the standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the incurrence of the subsidiary guarantees would not be subordinated to our or any of the subsidiary guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	it could not pay its debts as they become due.
If a court were to find that the incurrence of a subsidiary guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under such subsidiary guarantee or subordinate such subsidiary guarantee to presently existing and future indebtedness of the related subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to such subsidiary guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the subsidiary guarantee could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes will be adjusted in certain circumstances, as described under “Description of Notes—Conversion rights.” Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole fundamental change or notice of redemption) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, you generally will be deemed to have received a distribution, which may be taxed as a dividend, even if you do not receive any cash or property as a result of such adjustment. If you are a non-United States holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend generally would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty as to which you have appropriately claimed the benefit. The amount of any such withholding tax may be withheld from subsequent payments or distributions otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes). See “Material United States Federal Income Tax Considerations.”

Non-United States holders, in certain situations, could be subject to U.S. federal income tax upon a sale, exchange or other taxable disposition of the notes or common stock.
We believe that we currently are, and we expect to continue to be for the foreseeable future, a United States real property holding corporation for U.S. federal income tax purposes. As a result, “non-United States holders” (as defined in “Material United States Federal Income Tax Considerations”) whose ownership of the notes or common stock exceeds certain thresholds would be subject to U.S. federal income tax on gain from the sale, exchange or other disposition of the notes or common stock and also would be required to file a U.S. federal income tax return with respect to such gain. In addition, in certain circumstances, the gross proceeds from a disposition may be subject to withholding at a rate of 15%. See “Material United States Federal Income Tax Considerations.”
Risks Related to our Common Stock
Further declines, or extended current low commodity prices in oil and, to a lesser extent, natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.
The price we receive for our oil and, to a lesser extent, natural gas, heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. For example, average daily prices for WTI crude oil ranged from a high of $51.23 per barrel to a low of $26.19 per barrel during 2016. Average daily prices for NYMEX Henry Hub natural gas ranged from a high of $2.97 per MMBtu to a low of $1.49 per MMBtu during 2016. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include the following:

•	worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

•	the actions of OPEC;

•	the price and quantity of imports of foreign oil and natural gas;

•
political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America, China, India and Russia;

•	the level of global oil and natural gas exploration and production;

•	the level of global oil and natural gas inventories;

•	localized supply and demand fundamentals and regional, domestic and international transportation availability;

•	weather conditions and natural disasters;

•	domestic and foreign governmental regulations;

•	speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

•	price and availability of competitors’ supplies of oil and natural gas;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.
Substantially all of our production is sold to purchasers under short-term (less than twelve-month) contracts at market-based prices. Low oil and natural gas prices will reduce our cash flows, borrowing ability, the present value of our reserves and our ability to develop future reserves. Low oil and natural gas prices may also reduce the amount of oil and natural gas that we can produce economically and may affect our proved reserves.
The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future as a result of a number of factors.
The market price of our common stock has historically experienced and may continue to experience volatility. For example, since January 1, 2015, the market price of our common stock has ranged between $3.40 and $19.63. Such fluctuations may continue because of numerous factors, including:

•	domestic and worldwide supply of and demand for oil, natural gas and NGL and corresponding fluctuations in the price of oil, natural gas and NGLs;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	sales of a high volume of shares of our common stock by our stockholders;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in the industries in which we operate; and

•	general economic conditions in the United States and other areas.
Our financial position, our cash flows, our results of operations and our stock price could be materially adversely affected if commodity prices do not improve or decline further. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Our stock price may experience extreme volatility due to uncertainty regarding commodity prices. These market fluctuations, regardless of the cause, may materially and adversely affect our stock price, regardless of our operating results.
Our amended and restated certificate of incorporation and amended and restated bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.
Our amended and restated certificate of incorporation, as amended, authorizes our Board of Directors to issue preferred stock without stockholder approval. If our Board of Directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	a classified Board of Directors, so that only approximately one-third of our directors are elected each year;

•	limitations on the removal of directors; and

•
limitations on the ability of our stockholders to call special meetings and establish advance notice provisions for stockholder proposals and nominations for elections to the Board of Directors to be acted upon at meetings of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. As a result, we are prohibited from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our Board of Directors.
We do not intend to pay, and we are currently prohibited from paying, cash dividends on our common stock and, consequently, our stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates.
We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of our Credit Agreement and the indentures governing our Senior Notes. Consequently, our stockholders’ only opportunity to achieve a return on their investment in us will be if the market price of our common stock appreciates, which may not occur, and the stockholder sells their shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that the stockholder paid.
We expect our future capital expenditures, together with other expenses (including debt expense) will require us to incur future borrowings under our Credit Agreement or obtain financing from other sources.
Our exploration and development activities are capital intensive. Our capital expenditure budget for 2016 is approximately $400 million, which includes $340 million for exploration and development capital expenditures and $60 million for non-exploration and development capital expenditures. We expect that our future capital expenditures will require us to incur future borrowings under our Credit Agreement or obtain financing from other sources, and that our operating cash flows alone will be insufficient to cover all of our expenses for 2016 and future periods.
For additional information regarding our capital expenditures, debt expense, financing and related impacts of commodity prices, please also read the Risk Factors in our Form 10-K for the year ended December 31, 2015 under “Our exploration, development and exploitation projects require substantial capital expenditures. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to expiration of our leases or a decline in our estimated net oil and natural gas reserves,” “We may not be able to generate enough cash flow to meet our debt obligations” and “A substantial or extended decline in oil and, to a lesser extent, natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.”

USE OF PROCEEDS
The net proceeds from this offering, after deducting estimated fees and expenses (including underwriters’ discounts and commissions), will be approximately $267.5 million (or $291.9 million if the underwriters exercise their over-allotment option to purchase additional notes in full).
We intend to use the net proceeds from this offering, together with borrowings under our Credit Agreement, if needed, to fund the purchase of Senior Notes tendered and accepted by us for purchase pursuant to the Tender Offers. If the Tender Offers are fully subscribed, the purchase price of such Senior Notes would be an aggregate of $275.0 million, plus accrued interest. This offering is not contingent on the completion of the Tender Offers or the tender of any minimum amount of Senior Notes in the Tender Offers. To the extent that the Tender Offers are not completed, or are less than fully subscribed, we may use a portion of the net proceeds from this offering for general corporate purposes, which may include redemptions or repurchases of the Senior Notes.
As of September 1, 2016, we had $399.0 million in principal amount of outstanding 2019 Notes, $397.7 million in principal amount of outstanding 2021 Notes, $940.5 million in principal amount of outstanding 2022 Notes and $378.2 million in principal amount of outstanding 2023 Notes, which bear interest at a rate of 7.25% per year, 6.5% per year, 6.875% per year and 6.875% per year, respectively. RBC Capital Markets, LLC is the sole dealer manager for the Tender Offers. Please read “Underwriting”.

CAPITALIZATION
The following table sets forth our unaudited capitalization at June 30, 2016:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of our notes offered hereby (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes).
The “as adjusted” column does not reflect any reduction in the principal amount of the Senior Notes as a result of the Tender Offers, nor any additional borrowings under our Credit Agreement related to the Tender Offers or any repurchases, as the specific amounts of such notes tendered or repurchased will be determined following the consummation of this offering. Please read “Use of Proceeds” in this prospectus supplement for a description of our planned uses of proceeds from this offering.
You should read this table in conjunction with our consolidated unaudited financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Historical	As Adjusted
	(In thousands, except shares and par value)
Cash and cash equivalents	$6,475	$274,006
Long-term debt(1):
Credit Agreement(2)	35,000	35,000
7.25% Senior Notes due 2019	399,000	399,000
6.5% Senior Notes due 2021	397,697	397,697
6.875% Senior Notes due 2022	940,500	940,500
6.875% Senior Notes due 2023(3)	386,200	386,200
2.625% Convertible Notes due 2023(4)	—	275,000
Long-term debt	2,158,397	2,433,397
Stockholders’ equity:
Common stock, $0.01 par value; 450,000,000 shares authorized at June 30, 2016; 181,200,581 shares issued and 180,399,060 outstanding at June 30, 2016	1,777	1,777
Treasury stock, at cost, 801,521 shares at June 30, 2016	(15,140)	(15,140)
Additional paid-in-capital(4)	1,693,583	1,693,583
Retained earnings	680,135	680,135
Total stockholders’ equity	2,360,355	2,360,355
Total capitalization	$4,518,752	$4,793,752
_____________

(1)	Amounts exclude unamortized deferred financing costs.

(2)	As of September 1, 2016, we had $99.0 million of borrowings outstanding under our Credit Agreement and had $11.3 million of outstanding letters of credit issued under our Credit Agreement.

(3)
During August 2016, we repurchased $8.0 million in principal amount of our 2023 Notes for $7.5 million in cash. As of September 1, 2016, we had $378.2 million in principal amount outstanding of our 2023 Notes.

(4)
In accordance with ASC 470‑20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470‑20 (additional paid-in capital) does not affect the actual amount that we are required to repay. The amounts presented herein are not separated into a liability and an equity component and are not adjusted for any debt discount.

RATIO OF EARNINGS TO FIXED CHARGES
For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before fixed charges. “Fixed charges” consists of interest expense, amortized capital expenses related to indebtedness and an estimate of interest within rental expense. The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)(2)	—	—	5.81	4.20	4.29	4.74

(1)
The Company had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(2)
Due to the Company’s net pre-tax losses for the year ended December 31, 2015 and the six months ended June 30, 2016, the ratio coverage was less than 1:1. The Company would have needed additional earnings of $71.6 million and $241.3 million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, to achieve a coverage of 1:1.

PRICE RANGE OF COMMON STOCK
Our common stock is listed on the NYSE under the symbol “OAS.” The following table shows, for the periods indicated, the high and low reported sales prices for our common stock, as reported on the NYSE.

	Sales Price
	High	Low
2014:
First quarter	$47.28	$38.68
Second quarter	$56.38	$41.01
Third quarter	$58.09	$40.85
Fourth quarter	$41.90	$10.64
2015:
First quarter	$19.63	$12.05
Second quarter	$18.86	$14.23
Third quarter	$15.85	$8.04
Fourth quarter	$14.15	$6.34
2016:
First quarter	$8.78	$3.40
Second quarter	$11.54	$6.70
Third quarter (through September 13, 2016)	$10.99	$6.56
On September 13, 2016, the last reported trading price of our common stock on the NYSE was $9.70 per share. As of September 13, 2016, there were approximately 500 holders of record of our common stock.

DIVIDEND POLICY
We have not paid, and do not intend to pay in the foreseeable future, cash dividends on our common stock. Covenants contained in our Credit Agreement and the indentures governing our Senior Notes prohibit the payment of cash dividends on our common stock. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

DESCRIPTION OF OTHER INDEBTEDNESS
As of the date of this prospectus supplement, our indebtedness consisted of our Senior Notes and borrowings under our Credit Agreement.
Senior Notes
As of September 1, 2016, our long-term debt included outstanding Senior Note obligations of approximately $2.1 billion, including outstanding principal amounts of approximately $399.0 million of the 2019 Notes, $397.7 million of the 2021 Notes, $940.5 million of the 2022 Notes and $378.2 million of 2023 Notes. Interest on the Senior Notes is payable semi-annually in arrears.
Prior to certain dates, we have the option to redeem some or all of the Senior Notes (other than the 2019 Notes) for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. The 2019 Notes are currently redeemable for cash at a redemption price equal to 101.813% of their principal amount plus accrued and unpaid interest to the redemption date, which redemption price declines to par on February 1, 2017.
The Senior Notes are guaranteed on a senior unsecured basis by our material subsidiaries. The indentures governing the Senior Notes restrict our ability and the ability of certain of our subsidiaries to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay distributions on, redeem or repurchase equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when our Senior Notes are rated investment grade by both Moody’s Investors Service, Inc. and S&P Global Ratings and no default (as defined in the indentures) has occurred and is continuing, many of such covenants will terminate and we will cease to be subject to such covenants.
In March and April 2016, we repurchased an aggregate principal amount of $76.6 million of our outstanding Senior Notes, consisting of $1.0 million principal amount of our 2019 Notes, $2.3 million principal amount of our 2021 Notes, $59.5 million principal amount of our 2022 Notes and $13.8 million principal amount of our 2023 Notes, for an aggregate cost of $56.9 million, including accrued interest and fees. As a result of these repurchases, we recognized a pre-tax gain of $18.7 million, which was net of unamortized deferred financing costs write-offs of $1.0 million, and is reflected in gain on extinguishment of debt for the six months ended June 30, 2016. During August 2016, we repurchased $8.0 million in principal amount of our 2023 Notes for $7.5 million in cash.
We may from time to time seek to retire or purchase our outstanding Senior Notes through cash purchases and/or exchanges for other debt or equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Senior Secured Line of Credit
We have a credit facility (the “Credit Agreement”) with an overall senior secured line of credit of $2,500.0 million as of June 30, 2016. The Credit Agreement is restricted to the borrowing base, which is reserve-based and subject to semi-annual redeterminations on April 1 and October 1 of each year. The maturity date of the Credit Agreement is April 13, 2020, provided that our 2019 Notes are retired or refinanced 90 days prior to their maturity date. On February 23, 2016, the lenders under the Credit Agreement (the “Lenders”) completed their regular semi-annual redetermination of the borrowing base scheduled for April 1, 2016, resulting in a decrease in the borrowing base and aggregate elected commitment from $1,525.0 million to $1,150.0 million. The next redetermination of the borrowing base is scheduled for October 1, 2016.
On August 8, 2016, we entered into the Sixth Amendment, which provides us with more flexibility in raising new capital and refinancing our existing Senior Notes. The Sixth Amendment did not change our current borrowing base and aggregate elected commitment of $1,150.0 million. The Sixth Amendment provides that, upon the issuance by us of additional senior indebtedness (including the notes to be issued in this offering), our borrowing base will be reduced by the product of 0.25 multiplied by an amount equal to the difference between (1) the stated principal amount of such additional indebtedness minus (2) the stated principal amount of previously outstanding Senior Notes to the extent such previously outstanding principal amount is tendered, redeemed or repurchased with the proceeds of such additional indebtedness. If such amount tendered, redeemed, or repurchased within ninety (90) days of this offering is equal to or greater than the amount of additional indebtedness issued, there will be no borrowing base reduction.
At June 30, 2016, we had $35.0 million of borrowings at a weighted average interest rate of 2.0% and $14.2 million of outstanding letters of credit issued under the Credit Agreement. At June 30, 2016, we had an unused borrowing base committed capacity of $1,100.8 million.
The Credit Agreement contains covenants that include, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against making dividends, distributions and redemptions, subject to permitted exceptions;

•	a prohibition against making investments, loans and advances, subject to permitted exceptions;

•	restrictions on creating liens and leases on our assets and our subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a provision limiting oil and natural gas derivative financial instruments;

•
a requirement that we maintain a ratio of consolidated EBITDAX (as defined in the Credit Agreement) to consolidated Interest Expense (as defined in the Credit Agreement) of no less than 2.5 to 1.0 for the four quarters ended on the last day of each quarter; and

•
a requirement that we maintain a Current Ratio (as defined in the Credit Agreement) of consolidated current assets (including unused borrowing base committed capacity and with exclusions as described in the Credit Agreement) to consolidated current liabilities (with exclusions as described in the Credit Agreement) of no less than 1.0 to 1.0 as of the last day of any fiscal quarter.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Lenders may declare all amounts outstanding under the Credit Agreement to be immediately due and payable. We were in compliance with the financial covenants of the Credit Agreement at June 30, 2016. At June 30, 2016, our consolidated EBITDAX was $631.0 million and our consolidated Interest Expense was $157.1 million, resulting in a ratio of 4.0 as compared to a minimum required ratio of 2.5. In addition, as of June 30, 2016, our consolidated current assets and consolidated current liabilities (as described above) were $1,316.7 million and $345.2 million, respectively, resulting in a Current Ratio of 3.8 as compared to a minimum required ratio of 1.0. Given the extended decline in commodity prices, we continue to closely monitor our financial covenants and do not anticipate a covenant violation in the next twelve months.

DESCRIPTION OF NOTES
We will issue the notes under a base indenture dated as of November 10, 2011 between us and U.S. Bank National Association, as supplemented by a supplemental indenture with respect to the notes to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
You may request a copy of the indenture from us as described under “Where You Can Find More Information.”
The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
For purposes of this description, references to “Oasis,” “we,” “our” and “us” refer only to Oasis Petroleum Inc. and not to its subsidiaries.
General
The notes will:

•	be our general unsecured, senior obligations;

•	be fully and unconditionally guaranteed by the subsidiary guarantors on a senior unsecured basis:

•	initially be limited to an aggregate principal amount of $275,000,000 (or $300,000,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from September 19, 2016 at an annual rate of 2.625% payable on March 15 and September 15 of each year, beginning on March 15, 2017;

•	be subject to redemption by us under the circumstances and subject to the conditions described below;

•
be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on September 15, 2023, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”
Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted based on an initial conversion rate of 76.3650 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock). The conversion rate is subject to adjustment if certain events occur.
We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights-Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may, from time to time, without notice to or the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.
We may not redeem the notes prior to September 15, 2020. On or after September 15, 2020, we may redeem for cash all or part of the notes, if the last reported sale price per share of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which we provide the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the notes on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described below in “— Optional Redemption on or after September 15, 2020.” No sinking fund is provided for the notes.
Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $0.01 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.
Purchase and cancellation
We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives that are physically settled) either (x) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase or (y) if such notes represent beneficial interests in one or more global notes, to be exchanged for notes issued in physical, certificated form and, regardless of the format of such notes, to be subject to the limitations set forth in the following sentence. In no event shall any such repurchased notes described in clause (y) of the immediately preceding sentence be (i) offered, sold, pledged or otherwise transferred or (ii) converted, in either case, whether by us or our subsidiaries or any of our respective agents or affiliates.
Payments on the notes; paying agent and registrar; transfer and exchange
We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.
The registered holder of a note will be treated as its owner for all purposes.
Interest
The notes will bear cash interest at a rate of 2.625% per year until maturity. Interest on the notes will accrue from September 19, 2016 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017.
Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
If any interest payment date, the maturity date, a redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”
The Subsidiary Guarantees
The notes initially will be guaranteed on a senior unsecured basis by all of our subsidiaries that guarantee our existing Senior Notes, which include all of our material subsidiaries. The subsidiary guarantees will be joint and several obligations of the subsidiary guarantors and limited to the maximum amount the guarantors are permitted to guarantee under applicable law without creating a fraudulent conveyance. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void any of the subsidiary guarantees, subordinate claims in respect of any of the subsidiary guarantees and require holders to return payments received and, if that occurs, you may not receive any payments on the notes.”
In the event that a subsidiary guarantor ceases to be a subsidiary of ours or ceases to provide a guarantee for any of our Senior Notes or other unsecured debt securities, then such subsidiary guarantor will be automatically released and relieved of any obligations under its guarantee and will cease to be a subsidiary guarantor.
If, after the issue date of the notes, any subsidiary that is not already a subsidiary guarantor guarantees any of our Senior Notes or other unsecured debt securities, then such subsidiary will become a subsidiary guarantor by executing and delivering a supplemental indenture, in the form provided for in the indenture, to the trustee within 30 days of the date on which it provided such other guarantee. Any such guarantee will be subject to the release provisions and other limitations described above.
Ranking
The notes will be our general, unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated, including our Senior Notes. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that in the event of a bankruptcy, liquidation, reorganization or any other winding up, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
Each subsidiary guarantee will be a general unsecured, senior obligation of the applicable subsidiary guarantor, ranking senior in right of payment to any future subordinated indebtedness of such subsidiary guarantor, pari passu in right of payment with any existing and future senior indebtedness of such subsidiary guarantor, including its guarantee of our existing Senior Notes, and effectively junior in right of payment to all existing and future secured indebtedness of such subsidiary guarantor (including any indebtedness under our Credit Agreement), to the extent of the assets of such subsidiary guarantor constituting collateral securing that indebtedness.
The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”
Optional Redemption on or after September 15, 2020
We may not redeem the notes prior to September 15, 2020. On or after September 15, 2020, we may from time to time redeem any or all of the notes, in cash at the applicable redemption price, if the “last reported sale price” (as defined below) per share of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which we provide the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the notes on each applicable trading day. Prior to delivery of any notice of redemption to the holders, we will deliver an officer’s certificate to the trustee certifying that we are entitled to redeem the notes in accordance with the foregoing sentence, upon which certificate the trustee may conclusively rely.
The redemption price will equal:

•	100% of the principal amount of the notes being redeemed; plus

•	accrued and unpaid interest to, but excluding, the redemption date.
Any notes redeemed by us will be paid for in cash.
We will give written notice of redemption not more than 60 scheduled trading days but not less than 30 days (in accordance with the applicable procedures of DTC in the case of any global note) prior to the redemption date to each record holder of notes to be redeemed (with a copy to the trustee). This notice will state, among other things:

•	that you have a right to convert the notes called for redemption upon satisfaction of the requirements therefor set forth in the indenture, and the conversion rate applicable to such conversion;

•	our election of settlement method with respect to such conversions; and

•	the time at which your right to convert the notes called for redemption will expire, which will be the close of business on the business day immediately preceding the redemption date.
Substantially concurrently with providing such notice, we will issue a press release, which will also be available on our website.
If notes are redeemed on a date that is after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, we will not pay accrued and unpaid interest to the holder of notes being redeemed, and will instead make the relevant interest payment on such interest payment date to the holder of record on such regular record date.
If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or an integral multiple of $1,000 in excess thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate, subject, in each case, to compliance with DTC procedures. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption, except to the extent of the excess, if any, of such converted portion over such portion selected for redemption.
We will not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the open of business 15 days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.
No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).
Conversion rights
General
Prior to the close of business on the business day immediately preceding March 15, 2023, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time, irrespective of the foregoing conditions.
The conversion rate will initially be 76.3650 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock), subject to adjustment upon the occurrence of certain events, as described below. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.
The conversion price at any given time will be computed by dividing $1,000 by the conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a minimum of $1,000 or a multiple of $1,000 principal amount.
If the holder of a note has submitted such note for repurchase upon a fundamental change, the holder may convert such note only if that holder first withdraws its election.
Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.
As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest, if any, will be deemed to be paid first out of the cash paid upon such conversion.
Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their notes have been converted following such regular record date.
If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Holders may surrender their notes for conversion under the following circumstances:
Conversion upon satisfaction of sale price condition
Prior to the close of business on the business day immediately preceding March 15, 2023, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).
The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
Conversion upon satisfaction of trading price condition
Prior to the close of business on the business day immediately preceding March 15, 2023, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.
The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we are not acting as the bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to carry our such instruction, or we are acting as the bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.
The bid solicitation agent (other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination and provided the names and contact information of three nationally recognized securities dealers selected by us (or, if we are acting as bid solicitation agents, we shall have no obligation to determine the trading price); and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for each trading day in the measurement period. At such time, we shall instruct the bid solicitation agent (if other than us) to determine or, if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).
The trustee will initially act as the bid solicitation agent. We may, however, appoint another person, including ourselves, to replace the trustee as bid solicitation agent at any time without prior notice to the holders.
Conversion upon specified corporate events
Certain distributions
If, prior to the close of business on the business day immediately preceding March 15, 2023, we elect to:

•
issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholders’ rights plan so long as such rights have not separated from the common stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•
distribute to all or substantially all holders of our common stock (other than a distribution of our common stock, as to which an adjustment is provided for pursuant to clause (1) under “Conversion Rate Adjustments” below) our assets, securities or rights to purchase our securities (other than in connection with a stockholders’ rights plan so long as such rights have not separated from the common stock), which distribution has a per share value, as reasonably determined by our board of directors (which, for all purposes of the indenture will include a duly authorized committee thereof), exceeding 10% of the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 30 days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-

dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.
Notwithstanding the immediately preceding paragraph, holders of the notes will not be permitted to so surrender their notes for conversion if such holders are entitled to participate (solely as a result of holding the notes), at the same time and upon the same terms as holders of our common stock, in such issuance or distribution as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.
Certain corporate events
If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to repurchase notes”) or a “make-whole fundamental change” (as defined under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption”) occurs prior to the close of business on the business day immediately preceding March 15, 2023, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase notes,” or if we are a party to a consolidation or merger (other than a merger or consolidation with a subsidiary solely to effect a reincorporation), binding share exchange, or transfer or lease of all or substantially all of our assets prior to the close of business on the business day immediately preceding March 15, 2023, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the effective date of such transaction until 35 days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) no later than the business day after the effective date of such transaction.
Conversion Upon Redemption
If we call the notes for redemption as described under “—Optional Redemption on or after September 15, 2020” above, a holder may convert such notes only until the close of business on the business day immediately preceding the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price).
Conversions on or after March 15, 2023
On or after March 15, 2023, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.
Conversion procedures
If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.
If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.
We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”
If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.
Settlement upon conversion
Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (and cash in lieu of any fractional shares) (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”
All conversions (i) for which the relevant conversion date occurs on or after March 15, 2023 or (ii) of notes called for redemption will, in each case, be settled using the same settlement method. Except for any conversions described in the immediately preceding sentence, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date to settle conversions in cash settlement or combination settlement.
If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or (i) in the case of any conversions for which the relevant conversion date occurs on or after March 15, 2023, no later than the close of business on the scheduled trading day immediately preceding March 15, 2023 and (ii) in the case of any conversions of notes called for redemption, the date we deliver the notice of redemption). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle notes using combination settlement with a specified dollar amount per $1,000 of notes equal to $1,000.
Settlement amounts will be computed as follows:

•
if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•
if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and

•
if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a

“settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related observation period.
The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of

•
cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•
if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20 of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.
The “daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OAS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
The “observation period” with respect to any note surrendered for conversion means:

•
subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to March15, 2023, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•
with respect to conversion notices received on or after the date we have delivered a notice of redemption as described under “—Optional Redemption on or after September 15, 2020” above and prior to the corresponding redemption date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the redemption date; and

•
subject to the immediately preceding bullet, if the relevant conversion date occurs on or after March 15, 2023, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
Except as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption” and “—Recapitalizations, reclassifications and changes of our common stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement (provided, that for any notes converted after the close of business on the regular record date immediately preceding the maturity date, we will deliver the consideration due in respect of such conversion on the maturity date), or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method. We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).
Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).
Conversion rate adjustments
The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0
where,
CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)
If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a shareholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.
For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon specified corporate events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors in good faith.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances described in clauses (1) or (2) above;

•	dividends or distributions paid exclusively in cash, as to which the provisions set forth in clause (4) below shall apply;

•	spin-offs, as to which the provisions set forth below in this clause (3) shall apply; and

•
dividends or distributions of reference property in exchange for common stock in connection with a transaction described below under “—Recapitalizations, reclassifications and changes of our common stock”

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV
where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =
the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =
the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0
where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;
FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.
The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period. If the distribution constituting the spin-off is not so paid or made, the conversion rate shall be decreased to the conversion rate that would be in effect if such distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C
where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the average of the last reported sale prices of our common stock over the five consecutive trading days immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the aggregate amount in cash per share we distribute to all or substantially all holders of our common stock.
Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1
where,
CR0 = the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1 = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of shares accepted for purchase or exchange in such tender or exchange offer);
OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.
The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.
Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors, statute, contract or otherwise).
Subject to applicable stock exchange rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. Subject to applicable stock exchange rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution which may be subject to U.S. federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. The amount of any tax required to be withheld in respect of such dividend (including in the case of backup withholding) may be withheld from subsequent payments or distributions otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes). See “Material United States Federal Income Tax Considerations.”
If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of common stock at a price below the conversion price or otherwise, unless otherwise described in the conversion rate adjustment provisions above;

•
on account of share repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or pursuant to a share repurchase program approved by our board of directors or otherwise;

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.
If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; or (ii) the conversion date of, or any trading day of an observation period for, any note.
Recapitalizations, reclassifications and changes of our common stock
In the case of

•	any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,
in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction (the “reference property”, with a “unit” of reference property being the amount and kind of reference property that the holder of one share of common stock would receive upon such transaction). However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(w) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (x) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (y) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction (determined in good faith by us) and (z) the conditions to conversion described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition” and “—Conversion upon Specified Corporate Events” will be determined as if each reference to a share of common stock were instead a reference to a unit of reference property.
If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.
If the reference property includes common equity of another company, then the supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments in lieu of and that are as nearly equivalent as possible, in our good faith judgment, to the adjustments described under “—Conversion rate adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
Adjustments of prices
Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.
For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, solely to the extent we determine in our good faith judgment that any such adjustment is necessary, without duplication of any adjustment made pursuant to the provision set forth under “—Conversion Rate Adjustments.”
Increase in conversion rate upon conversion upon a make-whole fundamental change or notice of redemption
If (i) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes, or (ii) we give a notice of redemption with respect to any or all of the notes as provided for under “—Optional Redemption on or after September 15, 2020” and a holder elects to convert its notes “in connection with” such make-whole fundamental change or redemption notice, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”). A conversion of notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the business day preceding the redemption date.
For the avoidance of doubt, if you convert your notes and the conversion date is prior to the effective date of a make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such make-whole fundamental change.
Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.
The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) or the date of the redemption notice, as the case may be, and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or on the or the date of the redemption notice, as the case may be. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change, or the date of the redemption notice, as the case may be .
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”
The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date or date of redemption notice notice, as applicable, set forth below:

	Stock Price
Effective Date/ Date of Redemption Notice	$9.70	$11.50	$13.10	$15.00	$17.00	$20.00	$25.00	$30.00	$35.00	$45.00	$55.00	$65.00

September 19, 2016	26.7277	21.3852	16.9405	13.1727	10.3418	7.4320	4.5436	2.8983	1.8823	0.7678	0.2344	0.0000
September 15, 2017	26.7277	21.1696	16.6031	12.7687	9.9182	7.0275	4.2116	2.6430	1.6926	0.6747	0.2042	0.0000
September 15, 2018	26.7277	20.8470	16.1336	12.2253	9.3600	6.5045	3.7936	2.3273	1.4609	0.5609	0.1616	0.0000
September 15, 2019	26.7277	20.3530	15.4603	11.4700	8.6024	5.8135	3.2604	1.9367	1.1817	0.4280	0.1124	0.0000
September 15, 2020	26.7277	19.5896	14.4649	10.3873	7.5435	4.8830	2.5836	1.4660	0.8600	0.2856	0.0625	0.0000
September 15, 2021	26.7277	18.3417	12.8901	8.7313	5.9859	3.5960	1.7364	0.9273	0.5189	0.1527	0.0216	0.0000
September 15, 2022	26.7277	16.1670	10.1122	5.9387	3.5588	1.8360	0.7748	0.3937	0.2137	0.0542	0.0033	0.0000
September 15, 2023	26.7277	10.5916	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
If the stock price is between two stock prices in the table or the effective date or date of redemption notice, as the case may be, is between two specified dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later specified dates, as applicable, based on a 365-day year.

•
If the stock price is greater than $65.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•
If the stock price is less than $9.70 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, the conversion rate will not be increased to more than 103.0927 shares per $1,000 principal amount, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or redemption notice could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes
If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. The fundamental change repurchase date shall be subject to postponement in order to allow us to comply with applicable law as a result of changes to such applicable law occurring after the date of the indenture.
The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:
(1)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity, other than in a transaction described in clause (2)(B) below;
(2)    the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or any parent thereof immediately after such transaction in substantially the same proportions vis-à-vis each other as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);
(3)    our stockholders approve any plan or proposal for the liquidation or dissolution of us; or
(4)    our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) and is not listed or quoted on one of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) concurrently with such cessation.
A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that is listed or quoted on any of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent (in case of a paying agent other than the trustee) a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change; the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change;

•
that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase or notice thereof, the notes upon a fundamental change if (i) we have given a notice of redemption of all outstanding notes in accordance with the provisions described under “—Optional Redemption on or after September 15, 2020”, unless we default in making payments with respect to such redemption, or (ii) a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above. Such third party’s failure to repurchase the notes will not relieve us of our obligation to effect a repurchase as set forth above.
To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be at least $1,000 or an integral multiple in excess thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.
Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.
We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).
In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;
in each case, so as to permit the rights and obligations under this “—Fundamental change permits holders to require us to repurchase notes” to be exercised in the time and in the manner specified in the indenture.
No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).
The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.
If a “fundamental change” were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change or to pay the redemption price on any notes we redeem, and our future debt may contain limitations on our ability to pay cash upon conversion, repurchase or redemption of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, merger and sale of assets
The provisions described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus will not apply to the notes. Instead, with respect to the notes, the indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.
Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.
Events of default
The provisions described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, the events of default and related provisions described in this “—Events of default” section will apply to the notes.
Each of the following is an event of default with respect to the notes:
(1)    default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;
(2)    default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon optional redemption, upon declaration of acceleration or otherwise;
(3)    our failure to comply with our obligation to convert the notes in accordance with the indenture upon proper and timely exercise of a holder’s conversion right and such failure continues for five business days;
(4)    our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a specified corporate transaction as described under “—Conversion rights—Conversion upon specified corporate events,” in each case when due and such failure continues for five business days;
(5)    our failure to comply with our obligations under “—Consolidation, merger and sale of assets”;
(6)    our failure for 60 days after we have received written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of our other agreements contained in the notes or indenture;
(7)    default by us or any of any subsidiary guarantor with respect to any mortgage, agreement or other instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided that the principal amount of such indebtedness described in clauses (i) and (ii) aggregates to $30,000,000 or more, in each case after the expiration of any applicable grace period, if such default is not cured or waived, or such acceleration is not rescinded within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;
(8)    certain events of bankruptcy, insolvency, or reorganization of us or any subsidiary guarantor; or
(9)    any subsidiary guarantee of a significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) or group of subsidiary guarantors that, taken together (as of our and our subsidiaries’ latest audited consolidated financial statements) would constitute a significant subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any subsidiary guarantor that is a significant subsidiary or group of subsidiary guarantors that, taken together (as of our and our subsidiaries’ latest audited consolidated financial statements) would constitute a significant subsidiary, denies or disaffirms its obligations under the indenture or the subsidiary guarantee.
If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the next 90-day period during which such event of default is continuing beginning on, and including, the 91st day after such an event of default first occurred. However, in no event will additional interest exceed an aggregate rate of 0.50% per annum on any note.
If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.
In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest (other than amounts that have become due solely because of an acceleration that has been rescinded) or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price or redemption price, if applicable) of and accrued and unpaid interest, if any, on; or

•	the consideration due upon conversion (together with accrued and unpaid interest, if such holder is entitled to interest upon conversion as described herein) of, its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1)    such holder has previously given the trustee notice that an event of default is continuing;
(2)    holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3)    such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(4)    the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and
(5)    the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the indenture will give the holders of a majority in principal amount of the outstanding notes the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
The indenture will provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.
The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.
Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.
Modification and amendment
The provisions described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will not apply to the notes. Instead, the indenture will provide that indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes).
However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1)    reduce the percentage in principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;
(2)    reduce the rate of or extend the stated time for payment of interest on any note;
(3)    reduce the principal of or extend the stated maturity of any note;
(4)    make any change that adversely affects the conversion rights of any notes;
(5)    reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(6)    make any note payable in money, or a place of payment, other than that stated in the note;
(7)    change the ranking of the notes that would adversely affect the holders;
(8)    release any subsidiary guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture;
(9)    modify the provisions with respect to the redemption of any notes as described above under “— Optional Redemption on or after September 15, 2020” in a manner adverse to holders of notes; or
(10)     make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.
Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture with respect to the notes to:
(1)    cure any ambiguity, omission, defect or inconsistency;
(2)    provide for the assumption by a successor corporation of our obligations under the indenture;
(3)    add or release guarantees with respect to the notes, as provided for by the indenture;
(4)    secure the notes;

(5)    add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;
(6)    make any change that does not adversely affect the rights of any holder;
(7)    in connection with any transaction described under “—Conversion rights—Recapitalizations, reclassifications and changes of our common stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion rights—Settlement upon conversion” above, and make related changes to the terms of the notes;
(8)    comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;
(9)    appoint a successor trustee with respect to the notes;
(10)    conform the provisions of the indenture to the “Description of notes” section in the preliminary prospectus supplement relating to the offering of the notes, as supplemented by the related pricing term sheet, as evidenced by an officers’ certificate;
(11)    comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;
(12)    irrevocably elect or eliminate one of the settlement methods and/or irrevocably elect a minimum specified dollar amount;
(13)    provide for the issuance of additional notes; or
(14)    increase the conversion rate as provided in the indenture.
In addition, the base indenture may be amended without consent of holders of notes to establish the terms of other series of debt securities thereunder or to make any other change that does not apply to the notes.
Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
The provisions described under “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus will not apply to the notes. Instead, the indenture will provide that we may satisfy and discharge our obligations under the indenture by delivering to the notes registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in respect of notes
Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent upon request, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Reports
The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.
Trustee
U.S. Bank National Association is the trustee, notes registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, notes registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
The trustee also serves as trustee for our other outstanding debt securities. We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing law
The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.
Book-entry, settlement and clearance
The global notes
The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry procedures for the global notes
All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and DTC requests on behalf of any beneficial holder that its notes be issued in physical, certificated form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or of our common stock.
This discussion is limited to initial holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes or our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the Medicare tax on net investment income, the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local, non-U.S. or other jurisdiction or any tax treaties. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a holder of the notes or of our common stock in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	governmental bodies or agencies or instrumentalities thereof;

•	holders subject to the alternative minimum tax;

•	entities that are exempt from U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons that are partnerships or other pass-through entities or holders of interests therein;

•	certain former citizens or long-term residents of the United States;

•	United States holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders that sell Senior Notes pursuant to the concurrent Tender Offers;

•	passive foreign investment companies and controlled foreign corporations;

•	foreign entities treated as domestic corporations for U.S. federal tax purposes;

•	qualified foreign pension funds;

•	insurance companies;

•	common trust funds;

•	banks, thrifts, or other financial institutions;

•	regulated investment companies or real estate investment trusts; and

•
persons who hold the notes or common stock as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a “synthetic security” or in an integrated transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes or our common stock, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership considering the purchase of the notes, we particularly urge you to consult your own tax advisor.
If you are considering the purchase of the notes, we urge you to consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted, as well as any tax consequences under the U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaty.
Certain Additional Payments
In certain circumstances we may be obligated to pay additional interest on the notes in excess of stated interest on the notes (see “Description of Notes—Events of default”). We intend to take the position that, as of the initial issue date for the notes, the likelihood that we will pay this additional interest is remote or these amounts of additional interest are incidental. Therefore, we do not intend to treat the possibility of paying such additional interest as causing the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Rather, if we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income. Our determination that the likelihood that we will pay additional interest is remote or that these amounts of additional interest are incidental is binding on all holders of the notes unless they disclose their contrary position to the IRS in the manner required by applicable U.S. Treasury regulations. However, our determination is not binding on the IRS. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as ordinary interest income any of the gain realized on the taxable disposition (including redemption or retirement) of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.
U.S. Federal Income Tax Consequences to United States Holders
The following discussion applies only to United States holders. You are a “United States holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person,” as defined in the Code.

Interest on the Notes
It is anticipated, and this discussion assumes, that the notes will be issued with less than de minimis original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note generally will be taxable to you as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Except as provided below under “—Conversion of Notes,” you will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive on the sale, redemption, exchange, retirement or other taxable disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your initial adjusted tax basis in a note generally will equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses may be subject to limitation.
Conversion of Notes
Upon conversion of the notes, we may deliver solely shares of our common stock, cash, or a combination of cash and shares of our common stock at our election, as described above under “Description of Notes—Conversion rights—Settlement upon conversion.”
Conversion into Common Stock
Generally, you will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares, which will be treated as described below in “—Fractional Shares,” and other than common stock attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income.
Conversion into Cash
If we deliver solely cash upon such a conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”).
Conversion into Common Stock and Cash
If, upon a conversion, we pay a combination of cash and common stock to you in exchange for the notes, the tax consequences of such a conversion are unclear, as described below. You are encouraged to consult your tax advisor regarding the tax consequences of such a conversion.
Treatment as a Recapitalization. We intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization of the notes in exchange for our common stock. Under such circumstances, you would recognize capital gain, but not loss, equal to the lesser of (i) the excess of the sum of the fair market value of the common stock (including any fractional share deemed received) and the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) over your adjusted tax basis in the notes, and (ii) the amount of cash received by you (excluding amounts attributable to accrued but unpaid interest and cash in lieu of fractional shares, which will be treated as described in “—Fractional Shares” below).
Alternative Treatment of Conversion as Part Sale and Part Conversion. If the conversion of a note into cash and common stock were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes,” in which case our common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued but unpaid interest. In that case, your adjusted tax basis in the note would generally be allocated pro rata among our common stock received and the portion of the note that is treated as sold for cash based on the fair market value of our common stock and the cash. The holding period for our common stock received in the conversion would include your holding period for the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after our common stock is received.
Treatment of Gain or Loss
Any gain or loss recognized under the foregoing rules generally will be long-term capital gain or loss if your holding period in the notes is more than one year at the time of disposition. Long-term capital gains of individuals, estates and trusts currently are subject to reduced rates of taxation. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses is subject to limitations.
Accrued but Unpaid Interest
A portion of the shares of common stock or cash received upon a conversion of a note may be attributable to accrued but unpaid interest on the note. The portion of the shares of common stock or cash received that is deemed to be attributable to accrued but unpaid interest, reduced by any amount you are required to pay to the Company in respect of interest payable as described in “Description of Notes—Conversion rights—General,” should be taxable to you as interest income if such accrued interest has not been previously included in your gross income for United States federal income tax purposes.
Fractional Shares
Cash received by you upon conversion in lieu of a fractional share of our common stock will be treated as a payment in exchange for the fractional share and generally will result in recognition of capital gain or loss equal to the difference between the amount of cash received by you and the amount of the adjusted tax basis of your notes that is allocable to the fractional share exchanged.
Basis and Holding Period of Common Stock
Except as described above under “—Alternative Treatment of Conversion as Part Sale and Part Conversion,” the tax basis in the shares of common stock received (including any fractional share deemed received) by you upon conversion of the notes (other than common stock received by you that is attributable to accrued but unpaid interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to your aggregate adjusted tax basis in the notes converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).
The holding period for the shares of common stock received by you upon conversion of the notes generally will include the period during which you held the notes prior to the conversion, except that the holding period of any common stock received by you with respect to accrued but unpaid interest will commence on the day after the date of receipt.
Constructive Distributions
The conversion rate of the notes will be adjusted in certain circumstances, as described under “Description of Notes—Conversion rights.” Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole fundamental change or notice of redemption) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, you generally will be deemed to have received a distribution even if you do not receive any cash or property as a result of such adjustment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “—Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a non-corporate holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is required with respect to your notes (because of your failure to establish an exemption from backup withholding taxes as further described below in “—Information Reporting and Backup Withholding), such withholding may be made from subsequent payments of cash or common stock payable on the notes.
Distributions on Common Stock
Distributions paid to you on our common stock, other than certain pro rata distributions of common stock, will be included in income as ordinary dividend income when received, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock as described in “—Sale or Other Taxable Disposition of Common Stock” below. With respect to dividends received by individuals and certain other non-corporate United States holders, the lower applicable long-term capital gains rates may apply if certain holding period requirements are satisfied. Dividends received by corporate United States holders may be eligible for a dividends-received deduction, subject to applicable limitations.
Sale or Other Taxable Disposition of Common Stock
You generally will recognize capital gain or loss on the sale or other taxable disposition of our common stock equal to the difference (if any) between the proceeds you receive on the sale or other taxable disposition and your adjusted tax basis in your common stock. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for your common stock. The gain or loss will be long-term capital gain or loss if you held your common stock for more than one year at the time of the sale or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses may be subject to limitation.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of interest on the notes and dividends on the common stock, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of notes and common stock held by you, unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, you certify as to that status. Backup withholding will apply to such payments unless you provide the appropriate intermediary with a correct taxpayer identification number (which, if you are an individual, generally would be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You are encouraged to consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

U.S. Federal Income Tax Consequences to Non-United States Holders
The following discussion applies only to non-United States holders. You are a “non-United States holder” for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a United States holder.
Interest on the Notes
Subject to the discussion of backup withholding and “FATCA” withholding requirements below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax or withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (actually or constructively) through stock ownership;

•
you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a trade or business within the United States.
The exemption from taxation and withholding described above and several of the special rules for non-United States holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W‑8BEN or W‑8BEN‑E (or other applicable form) to the applicable withholding agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign partnerships, estates and trusts, and, in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you are a qualified resident of a country with which the United States has an income tax treaty and you provide the applicable withholding agent with a properly completed and executed IRS Form W‑8BEN or W‑8BEN‑E (or other applicable form) claiming an exemption from (or a reduction of) withholding under such tax treaty or (ii) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”
The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund from the IRS of any excess amounts withheld if you timely provide the required information to the IRS.
Distributions and Constructive Distributions
Distributions on our common stock paid to you (and any deemed dividends resulting from certain adjustments, or the failure to make adjustments, to the conversion rate, as discussed above under “U.S. Federal Income Tax Consequences to United States Holders—Constructive Distributions”) generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty as to which you appropriately claim the benefit. In the case of a deemed dividend resulting from certain adjustments, or the failure to make adjustments, to the conversion rate, as discussed above under “U.S. Federal Income Tax Consequences to

United States Holders—Constructive Distributions,” such withholding may be made from subsequent payments of cash or common stock payable on the notes. Dividends that are effectively connected with a trade or business you conduct within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are not subject to U.S. federal withholding tax if you provide the appropriate certifications, as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”
If you wish to claim the benefit of an applicable treaty rate for distributions paid on our common stock, you must provide the withholding agent with a properly executed IRS Form W‑8BEN or W‑8BEN‑E (or other applicable form), claiming an exemption from or reduction in withholding under the applicable income tax treaty.
If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, you may obtain a refund from the IRS of any excess amounts withheld by timely providing the required information to the IRS.
Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock
Subject to the discussion of backup withholding and “FATCA” withholding requirements below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of a note (except to the extent such amount is attributable to accrued interest, which would be treated as described elsewhere in this discussion) or our common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States);

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of such disposition, and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and your holding period in the common stock and one of the circumstances below applies to you.

If you are described in the first bullet above, you will be subject to tax as described in “—Income or Gain Effectively Connected with a U.S. Trade or Business” below. If you are described in the second bullet above, you will generally be subject to a flat 30% tax (or lower applicable treaty rate) on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).
Generally, a corporation is a United States real property holding corporation for U.S. federal income tax purposes if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and we expect to continue to be for the foreseeable future, a United States real property holding corporation for U.S. federal income tax purposes and that our common stock should be treated as “regularly traded on an established securities market,” within the meaning of the applicable U.S. Treasury regulations. However, as long as our common stock continues to be regularly traded on an established securities market:

•
with respect to a disposition of our common stock, if you have owned, or are deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or your holding period, more than 5% of our common stock, you generally would be subject to U.S. federal income tax on any gain from the disposition;

•	with respect to a disposition of notes:

•
if the notes are regularly traded on an established securities market at the time of the disposition and you have owned, or are deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of the notes or your holding period, more than 5% of the notes outstanding, you generally would be subject to U.S. federal income tax on any gain from the disposition;

•
if the notes are not regularly traded on an established securities market at the time of the disposition, you generally would be subject to U.S. federal income tax on the gain from the disposition if on the date you acquired the notes they had a fair market value greater than 5% of the fair market value of our common stock outstanding. For this purpose, if you subsequently acquire additional notes, then such notes shall be aggregated and valued as of the date of the subsequent acquisition in order to apply the 5% limitation.

If the gain from any disposition is subject to tax as described above, it will be taxed as if you were a United States holder and you would be required to file a U.S. tax return with respect to such gain. In addition, in certain circumstances, the gross proceeds from a disposition may be subject to withholding at a rate of 15%.
If our common stock were not regularly traded during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, you generally would be subject to U.S. federal income tax on any gain from the disposition of the notes or our common stock (regardless of the amount of notes or our common stock owned), and transferees of the notes or our common stock would generally be required to withhold 15% of the gross proceeds payable to you. The gain from the disposition would be subject to regular U.S. income tax as if you were a United States holder, and you would be required to file a U.S. tax return with respect to such gain.
You should consult your tax advisor with respect to the application of the foregoing rules to your ownership and disposition of the notes or our common stock, and in particular with respect to the potential consequences of our being a United States real property holding corporation.
Conversion of Notes
The conversion of a note solely into shares of our common stock and cash in lieu of a fractional share of our common stock generally will not be a taxable event, except that (1) your receipt of cash in lieu of a fractional share will be treated as a sale or other taxable disposition of such fractional share as described above under “—Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock” and (2) the fair market value of the shares of our common stock you receive with respect to accrued interest will be treated as a payment of interest as described above under “—Interest on the Notes.”
Notwithstanding the foregoing, if the notes, but not the shares of our common stock into which the notes are convertible, are subject to the special rules governing interests in United States real property holding corporations as described above under “—Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock” (which, assuming our common stock continues to be treated as regularly traded on an established securities market, would only arise if you own notes in amounts exceeding certain thresholds described therein), the conversion of the notes solely into shares of our common stock would be a taxable event and you would be subject to U.S. federal income tax in the same manner as described in that section. If both the notes and shares of our common stock into which the notes are convertible are subject to the special rules governing interests in United States real property holding corporations as described above, then, although the conversion of the notes solely into shares of our common stock generally would not be taxable, you may be required to satisfy certain procedural requirements in accordance with the applicable U.S. Treasury regulations.
If you convert a note and receive only cash or a combination of common stock and cash, all or a part of the transaction may be treated as a sale, exchange or other taxable disposition of the notes as described under “U.S. Federal Income Tax Consequences to United States Holders—Conversion of Notes.” See “—Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock.”

Income or Gain Effectively Connected with a U.S. Trade or Business
If any interest on the notes, dividends (including any constructive dividends) on the common stock or gain from the sale, redemption, exchange or other taxable disposition of the notes or the common stock is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty as to which you appropriately claim the benefit, is treated as attributable to a permanent establishment maintained by you in the United States), then the interest, dividends or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a United States holder. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business within the United States (and, in the case of an applicable tax treaty as to which you appropriately claim the benefit, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty as to which you appropriately claim the benefit, in which case such income tax treaty may provide for a lower rate. Even though, absent treaty relief, effectively connected interest or dividends is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is generally not subject to withholding tax if the non-United States holder provides to the applicable withholding agent a properly completed and executed IRS Form W‑8ECI (or appropriate substitute or successor form), or IRS Form W‑8BEN or W‑8BEN‑E, as appropriate (or appropriate substitute or successor form) claiming exemption under an applicable income tax treaty.
Information Reporting and Backup Withholding
Generally, the amount of interest and deemed dividends on the notes and distributions on common stock paid to you and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to you. Copies of the information returns reporting such interest, deemed dividends, dividends and withholding may also be made available to the tax authorities in a country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or distributions on common stock, provided the certification described above under “U.S. Federal Income Tax Consequences to Non-United States Holders—Interest on the Notes” has been received. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the certification described above has been received, or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
FATCA Withholding
Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) generally impose withholding at a rate of 30% on interest and dividends (including deemed dividends) paid on, and the gross proceeds of a disposition of, debt obligations or stock in a United States corporation (if such sale or other disposition occurs after December 31, 2018) paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are encouraged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK RECEIVED UPON CONVERSION, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

RBC Capital Markets, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC	$86,436,000
Citigroup Global Markets Inc.	$58,928,000
Wells Fargo Securities, LLC	$25,339,000
J.P. Morgan Securities LLC	$21,214,000
Deutsche Bank Securities Inc.	$10,017,000
Goldman, Sachs & Co.	$10,017,000
Tudor, Pickering, Holt & Co. Securities, Inc.	$7,071,000
BBVA Securities Inc.	$4,714,000
Capital One Securities, Inc.	$4,714,000
CIBC World Markets Corp.	$4,714,000
Citizens Capital Markets, Inc.	$4,714,000
Credit Suisse Securities (USA) LLC	$4,714,000
Evercore Group L.L.C.	$4,714,000
Heikkinen Energy Securities, LLC	$4,714,000
ING Financial Markets LLC	$4,714,000
Johnson Rice & Company L.L.C.	$4,714,000
U.S. Bancorp Investments, Inc.	$4,714,000
BOK Financial Securities, Inc.	$2,357,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$2,357,000
Comerica Securities, Inc.	$2,357,000
IBERIA Capital Partners L.L.C.	$1,767,000
$275,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement (other than those covered by the underwriters’ over-allotment option described below) if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the notes at the public offering price set forth on the cover page to this prospectus supplement, and to dealers at that price less a concession not in excess of 1.575% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	Without Option	With Option
Public offering price	$1,000.00	$275,000,000	$300,000,000
Underwriting discount	$26.25	$7,218,750	$7,875,000
Proceeds, before expenses, to Oasis	$973.75	$267,781,250	$292,125,000
The expenses of the offering, not including the underwriting discount, are estimated at $250,000 and are payable by us. The underwriters have agreed to reimburse us for certain expenses related to the offering.
Over-allotment Option
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional $25,000,000 aggregate principal amount of notes at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of notes proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned under Section 16 of the Exchange Act, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock or (4) publicly announce the intention to effect any such transaction described in in the preceding clauses, without the prior written consent of RBC Capital Markets, LLC for a period of 60 days after the date of this prospectus supplement (the “Restricted Period”).
The restrictions contained in the preceding paragraph shall not apply to (a) the shares of common stock to be sold pursuant to this prospectus supplement, (b) the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (c) the issuance by us of restricted shares of common stock or other equity awards, in each case, not exercisable or transferrable during the Restricted Period, pursuant to our 2010 Annual Incentive Compensation Plan, or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of shares of our common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on our behalf regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the Restricted Period.
In addition, during the Restricted Period, our directors and executive officers have agreed that they will not, without the prior written consent of RBC Capital Markets, LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. These lockup agreements are subject to certain exceptions, including (a) transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of the public offering of our common shares to which this prospectus supplement relates, provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of shares of our common stock or other securities acquired in such open market transactions, (b) transfers of shares of our common stock or any security convertible into shares of our common stock as a bona fide gift; provided that in the case of any transfer pursuant to clause (b), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the Restricted Period, (c) distributions of shares of our common stock or any security convertible into common stock to limited partners, members or stockholders of the undersigned; provided that in the case of any distribution pursuant to clause (c), (i) each distributee shall sign and deliver a lock-up letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the Restricted Period, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of shares of our common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of our directors or applicable officers or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the Restricted Period, or (e) transfers of no more than an aggregate of 200,000 shares of common stock.
RBC Capital Markets, LLC in its sole discretion may release the common stock and other securities subject to the lock-up agreements described above at any time without notice.
No Trading Market
The notes are a new issue of securities with no established trading market. We have been advised by certain of the underwriters that they intend to make a market in the notes but they are not obliged to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.
New York Stock Exchange Listing
Our common stock is listed on the New York Stock Exchange under the symbol “OAS.”
Price Stabilization, Short Positions
In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or common stock prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, RBC Capital Markets, LLC is the sole dealer manager for the Tender Offers and will receive customary fees in connection therewith.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area (each a “Member State”), no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to in (A) to (C) shall result in a requirement for us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person located in a Member State to whom any offer of notes is made or who receives any communication in respect of an offer of notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.
We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Member States) and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive)(i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Further, any shares of common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters in connection with the notes will be passed upon by Vinson & Elkins LLP, Houston, Texas, as our counsel. Certain legal matters will be passed upon for the underwriters by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Oasis Petroleum Inc. for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of our net crude oil and natural gas reserves and related information included or incorporated by reference in this prospectus supplement have been derived from reports prepared by DeGolyer and MacNaughton. All such information has been so included or incorporated by reference on the authority of such firm as an expert in such matters.

PROSPECTUS

Oasis Petroleum Inc.

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants

Guarantee of Debt Securities of Oasis Petroleum Inc. by:
Oasis Midstream Services LLC
Oasis Petroleum LLC
Oasis Petroleum Marketing LLC
Oasis Petroleum North America LLC
Oasis Well Services LLC

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we offer pursuant to this prospectus may be fully and unconditionally guaranteed by certain of our subsidiaries, including Oasis Midstream Services LLC, Oasis Petroleum LLC, Oasis Petroleum Marketing LLC, Oasis Petroleum North America LLC, and Oasis Well Services LLC.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” on page 5 of this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “OAS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 15, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus and a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. That prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including the “Risk Factors,” and our reports filed with the SEC in their entirety before investing in our securities.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Oasis,” “we” or “our” are to Oasis Petroleum Inc. and its subsidiaries.

THE COMPANY
We are an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources primarily in the Williston Basin. Since our inception, we have emphasized the acquisition of properties that provide current production and significant upside potential through further development. Our drilling activity is primarily directed toward projects that we believe can provide us with repeatable successes in the Bakken and Three Forks formations.

Our principal executive offices are located at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, and our telephone number at that address is (281) 404-9500. Our common stock is listed on NYSE under the symbol “OAS.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-34776) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed on each of April 1, 2014 and May 6, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•
the description of our common stock contained in our registration statement on Form 8-A12B filed on June 14, 2010, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.
All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Attention: General Counsel
(281) 404-9500

We also maintain a website at http://www.oasispetroleum.com. However, the information on our website is not part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus, and any risk factors included in an applicable prospectus supplement. Please read “Risk Factors” in this prospectus.
These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Without limiting the generality of the foregoing, certain statements incorporated by reference or included in this prospectus constitute forward-looking statements.
Forward-looking statements may include statements about:

•	our business strategy;

•	estimated future net reserves and present value thereof;

•	timing and amount of future production of oil and natural gas;

•	drilling and completion of wells;

•	estimated inventory of wells remaining to be drilled and completed;

•	costs of exploiting and developing our properties and conducting other operations;

•	availability of drilling, completion and production equipment and materials;

•	availability of qualified personnel;

•	owning and operating well services and midstream companies;

•	infrastructure for salt water disposal;

•	gathering, transportation and marketing of oil and natural gas, both in the Williston Basin and other regions in the United States;

•	property acquisitions;

•	integration and benefits of property acquisitions, or the effects of such acquisitions on our cash position and levels of indebtedness;

•	the amount, nature and timing of capital expenditures;

•	availability and terms of capital;

•	our financial strategy, budget, projections, execution of business plan and operating results;

•	cash flows and liquidity;

•	oil and natural gas realized prices;

•	general economic conditions;

•	operating environment, including inclement weather conditions;

•	effectiveness of risk management activities;

•	competition in the oil and natural gas industry;

•	counterparty credit risk;

•	environmental liabilities;

•	governmental regulation and the taxation of the oil and natural gas industry;

•	developments in oil-producing and natural gas-producing countries;

•	technology;

•	uncertainty regarding future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.
All forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus and the documents incorporated by reference are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus. Please read “Risk Factors” in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. See also “Where You Can Find More Information.”

RISK FACTORS
An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Note Regarding Forward-Looking Statements.”
RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges (1)	—	9.72	4.74	4.29	4.20	7.46

(1) Due to our net pre-tax loss for the year ended December 31, 2009, the ratio coverage was less than 1:1. The Company would have needed additional earnings of $15.2 million for the year ended December 31, 2009 to achieve a coverage of 1:1.
For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before fixed charges. “Fixed charges” consists of interest expense, amortized capital expenses related to indebtedness and an estimate of interest within rental expense.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

USE OF PROCEEDS
Except as may be stated in any applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of indebtedness.

DESCRIPTION OF DEBT SECURITIES
The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). We will issue the Senior Debt Securities under a Senior Indenture, dated as of November 10, 2011, among us, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee. We will issue the Subordinated Debt Securities under a “Subordinated Indenture” to be executed in the future among us, the Subsidiary Guarantors of such Debt Securities, if any, and U.S. Bank National Association, or another entity, as trustee. U.S. Bank National Association or any successor, or any other entity with which we execute an indenture, in its capacity as trustee under either or both of the indentures, is referred to as the “Trustee” for purposes of this section. Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Oasis and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, certain subsidiaries of Oasis (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “— Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4)	any limit on the aggregate principal amount of the Debt Securities;

(5)	each date on which the principal of the Debt Securities will be payable;

(6)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	each place where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)
whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•
the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•
the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•
the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.
The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.
The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)
remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)
the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)
an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3)	subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)
the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)
immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)
failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)
failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)
failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)
failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)
any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7)
any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)
if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Oasis Petroleum Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Oasis Petroleum Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)
the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3)
the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1)
to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2)
to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3)	to add any additional Events of Default;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to secure the Debt Securities;

(6)	to establish the form or terms of any series of Debt Securities;

(7)	to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8)	to cure any ambiguity, defect or inconsistency;

(9)	to add Subsidiary Guarantors; or

(10)	in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)
modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10)	modify such provisions with respect to modification, amendment or waiver; or

(11)	following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)
the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)
if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3)
the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4)	certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)
either:
(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or     destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment     money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the     Trustee for cancellation; or
(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation     have become due and payable or will become due and payable at their Stated Maturity within one year     or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in     any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient,     without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt     Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued     interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)
we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated

Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)
we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)
no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3)
such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4)
in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

     If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

U.S. Bank National Association is, and any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities will be, qualified to act under the Trust Indenture Act of 1939, as amended. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee.  If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor.  Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee.  Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Oasis Petroleum Inc. consists of 300,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the capital stock and amended and restated certificate of incorporation (the “Amended Charter”) and amended and restated bylaws (the “Amended Bylaws”) of Oasis Petroleum Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Amended Charter and Amended Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock
As of June 30, 2014, we had 101,151,868 shares of common stock outstanding, all of which is voting common stock.

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to the Amended Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock sold pursuant to this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our Amended Charter authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti-Takeover Effects of Provisions of Our Amended Charter, Our Amended Bylaws and Delaware Law
Some provisions of Delaware law, and our Amended Charter and our Amended Bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We did not “opt out” of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Amended Charter and Amended Bylaws

Among other things, our Amended Charter and Amended Bylaws:

•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Amended Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

•	provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the voting power of our then outstanding common stock;

•	provide our Amended Charter and Amended Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•
provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•
provide that we renounce any interest in the business opportunities of EnCap Investments, L.P. or any private fund that it manages or advises or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors who are presented business opportunities in their capacity as our director) and that they have no obligation to offer us those opportunities; and

•	provide that our Amended Bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.
Limitation of Liability and Indemnification Matters
Our Amended Charter limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our Amended Charter and Amended Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended Charter and Amended Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Amended Charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Corporate Opportunity
Our Amended Charter provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to EnCap or its affiliates or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) or business opportunities that such parties participate in or desire to participate in, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to us for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing

Our common stock is listed on the NYSE under the symbol “OAS.”

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	United States federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the estimated net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used, we will sell the securities to them as principals. The dealers may then resell that securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent.

Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P, Houston, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.
EXPERTS
The consolidated financial statements of Oasis Petroleum Inc. and subsidiaries and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of our net crude oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by DeGolyer and MacNaughton. All such information has been so included or incorporated by reference on the authority of such firm as an expert in such matters.

$275,000,000

OASIS PETROLEUM INC.
2.625% Convertible Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
RBC Capital Markets
Sole Structuring Advisor
Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Wells Fargo Securities
Co-Managers
BB&T Capital Markets
BBVA
BOK Financial Securities, Inc
Capital One Securities
CIBC Capital Markets
Citizens Capital Markets, Inc.
Comerica Securities
Credit Suisse
Evercore ISI
Heikkinen Energy Advisors
IBERIA Capital Partners L.L.C.
ING
Johnson Rice & Company L.L.C.
Tudor, Pickering, Holt & Co.
US Bancorp

September 14, 2016